Exhibit 99.1	Earnings News Release Dated June 7, 2004

News from UTi

Contacts:

Lawrence R. Samuels	Cecilia Wilkinson/Angie Yang
Senior Vice President, Chief Financial Officer	PondelWilkinson Inc.
UTi Worldwide Inc.	323.866.6004
310.604.3311	investor@pondel.com

UTi WORLDWIDE POSTS RECORD QUARTERLY GROSS AND NET REVENUES AND NET INCOME

— All Geographic Regions Post Gains in Operating Income —

Rancho Dominguez, California – June 7, 2004 – UTi Worldwide Inc. (NASDAQ NM: UTIW) today reported gains in gross and net revenues, operating income and net income for the fiscal 2005 first quarter ended April 30, 2004, compared with year-earlier results.

Gross revenues for the fiscal 2005 first quarter rose 50 percent to $489.6 million from $326.8 million in the corresponding prior-year period. Net revenues for the current first quarter advanced 29 percent to $170.0 million from $131.4 million in the first quarter of fiscal 2004.

“First quarter results reflect another quarter of solid gains in gross and net revenues across all service categories and geographic regions over the year-ago comparable period,” said Roger I. MacFarlane, chief executive officer of UTi Worldwide. “We are especially pleased with our sales efforts which have driven higher than expected organic growth rates.”

In the fiscal 2005 first quarter, airfreight forwarding net revenues increased 26 percent; ocean freight forwarding net revenues advanced 32 percent; customs brokerage net revenues grew 26 percent; and contract logistics net revenues rose 30 percent, when compared with the results of the first quarter of fiscal 2004.

“Our operations in Europe continued the strong trends of the immediately preceding fourth quarter, despite the weak economic conditions in the region, and posted a 44 percent increase in net revenues for the quarter, compared with the comparable period a year ago,” MacFarlane added. “UTi’s Asia Pacific operations recorded a 23 percent increase in net revenues over the net revenues for the comparable prior-year period, reflecting higher export volumes in the region. Africa reported net revenue gains of 38% as a result of increased volumes. The Americas achieved net revenue gains of 20 percent, compared with the year-ago first quarter. Gross and net revenues benefited from favorable exchange rates in Europe, Asia and Africa when compared to the fiscal 2004 first quarter.”

Operating income increased 68 percent to $18.7 million in the fiscal 2005 first quarter from $11.1 million in the prior-year comparable period. Operating margin, which is operating income expressed as a percentage of net

Exhibit 99.1	Earnings News Release Dated June 7, 2004

revenues, rose to 11.0 percent in the first quarter for fiscal 2005, compared with 8.4 percent in the fiscal 2004 first quarter.

Net income for the fiscal 2005 first quarter advanced 60 percent to $12.8 million, or $0.40 per diluted share, compared with $8.0 million, or $0.26 per diluted share, in the corresponding period a year ago.

“We attribute our ninth consecutive quarter of year-over-year improvements in gross and net revenues, operating income and net income to the ongoing commitment and focus of UTi’s worldwide team on our NextLeap initiatives,” MacFarlane said. “Moreover, we believe the operating income gains in the current first quarter demonstrate the operating leverage inherent in UTi’s global network. This global platform and our expanding capabilities in contract logistics enable us to deliver greater value to more of our customers as we become their primary logistics partner. With these strategic assets, coupled with the talent of our UTi team, we are confident that our vision of global integrated logistics will become a reality for more and more of our customers.”

At April 30, 2004, the company reported total cash and cash equivalents, net of outstanding bank lines of credit and short-term bank borrowings, of $123.9 million, compared with $137.2 million at January 31, 2004. The company used approximately $4.9 million of cash to fund operating activities in the fiscal 2005 first quarter, which resulted from UTi’s higher business volumes.

Investor Conference Call

UTi management will host an investor conference call today, Monday, June 7, 2004, at 8:00 a.m. PDT (11:00 a.m. EDT) to review the company’s financials and operations for the fiscal first quarter ended April 30, 2004. The call will be open to all interested parties through a live, listen-only audio Web broadcast via the Internet at www.go2uti.com and www.fulldisclosure.com. For those who are not available to listen to the live broadcast, the call will be archived for one year at both Web sites. A telephonic playback of the conference call also will be available from 10:00 a.m. PDT, Monday, June 7, through 5:00 p.m. PDT, Thursday, June 10, by calling 888-286-8010 (domestic) or 617-801-6888 (international) and using the playback Passcode 72712103.

About UTi Worldwide

UTi Worldwide Inc. is an international, non-asset based global integrated logistics company providing air and ocean freight forwarding, contract logistics, customs brokerage and other supply chain management services. The company serves a large and diverse base of global and local companies, including customers operating in industries with unique supply chain requirements such as the pharmaceutical, apparel, chemical, automotive and technology industries. The company seeks to use its global network, proprietary information technology systems, relationships with transportation providers and expertise in outsourced logistics services to deliver competitive advantage to each of its customers’ global supply chains.

Exhibit 99.1	Earnings News Release Dated June 7, 2004

Safe Harbor Statement

Certain statements in this news release may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Such statements may include, but are not limited to, the company’s discussion of its growth strategies and NextLeap, its global network and expanding capabilities in contract logistics. Many important factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements, including increased competition, integration risks associated with acquisitions, the effects of changes in foreign exchange rates, uncertainties and risks associated with the company’s operations in South Africa, general economic, political and market conditions, including those in Africa, Asia and Europe; risks of international operations; the success and effects of new strategies, disruptions caused by epidemics, conflicts, wars and terrorism, and the other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. Although UTi believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by UTi or any other person that UTi’s objectives or plans will be achieved. The historical results achieved by the company are not necessarily indicative of its future prospects. UTi undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

(TABLES FOLLOW)

Exhibit 99.1	Earnings News Release Dated June 7, 2004

UTi Worldwide Inc.
Condensed Consolidated Income Statements
 (in thousands, except share and per share amounts)

	Three months ended
	April 30,
	2004	2003
	(Unaudited)
Gross revenues:
Airfreight forwarding	$227,991	$159,081
Ocean freight forwarding	137,073	74,322
Customs brokerage	18,581	15,034
Contract logistics	69,328	51,307
Other	36,655	27,044

Total gross revenues	$489,628	$326,788

Net revenues:
Airfreight forwarding	$56,763	$44,930
Ocean freight forwarding	21,231	16,058
Customs brokerage	17,913	14,265
Contract logistics	56,341	43,378
Other	17,741	12,788

Total net revenues	169,989	131,419

Staff costs	91,932	70,420
Depreciation and amortization	3,900	3,468
Amortization of intangible assets	181	148
Other operating expenses	55,291	46,290

Operating income	18,685	11,093
Interest income, net	173	136
Gains/(losses) on foreign exchange	100	(129)

Pretax income	18,958	11,100
Provision for income taxes	(5,545)	(2,684)

Income before minority interests	13,413	8,416
Minority interests	(620)	(442)

Net income	$12,793	$7,974

Basic earnings per ordinary share	$0.42	$0.26
Diluted earnings per ordinary share	$0.40	$0.26
Number of weighted-average shares outstanding used for per share calculations:
Basic shares	30,614,969	30,156,469
Diluted shares	31,967,335	31,161,542

Exhibit 99.1	Earnings News Release Dated June 7, 2004

UTi Worldwide Inc.
Condensed Consolidated Balance Sheets
 (in thousands)

	April 30,	January 31,
	2004	2004
	(Unaudited)
Assets
Cash and cash equivalents	$140,864	$156,687
Trade receivables, net	328,604	280,044
Deferred income tax assets	5,411	6,534
Other current assets	38,369	33,420

Total current assets	513,248	476,685
Property, plant and equipment, net	54,553	54,421
Goodwill other intangible assets, net	158,431	158,567
Investments	871	1,117
Deferred income tax assets	2,313	2,384
Other non-current assets	10,364	10,167

Total assets	$739,780	$703,341

Liabilities & Shareholders’ Equity
Bank lines of credit	$15,410	$18,180
Short-term borrowings	1,587	1,312
Current portion of capital lease obligations	2,181	2,408
Trade payables and other accrued liabilities	299,120	269,072
Income taxes payable	13,436	10,864
Deferred income tax liabilities	75	256

Total current liabilities	331,809	302,092
Long-term borrowings	86	93
Capital lease obligations	7,433	7,326
Deferred income tax liabilities	3,987	3,860
Retirement fund obligations	1,236	1,251

Minority interests	3,196	2,873

Commitments and contingencies

Shareholders’ equity:
Common stock	319,337	318,409
Retained earnings	115,085	105,855
Accumulated other comprehensive loss	(42,389)	(38,418)

Total shareholders’ equity	392,033	385,846

Total liabilities and shareholders’ equity	$739,780	$703,341

Exhibit 99.1	Earnings News Release Dated June 7, 2004

UTi Worldwide Inc.
Consolidated Statements of Cash Flows
 (in thousands)

	Three months ended
	April 30,
	2004	2003
	(Unaudited)
Operating Activities:
Net income	$12,793	$7,974
Adjustments to reconcile net income to net cash provided by operating activities:
Stock compensation costs	33	45
Depreciation and amortization	3,900	3,468
Amortization of intangible assets	181	148
Deferred income taxes	97	4
Tax benefit relating to exercise of stock options	204	—
Gain on disposal of property, plant and equipment	(143)	(47)
Other	620	13
Changes in operating assets and liabilities:
Increase in trade receivables and other current assets	(52,736)	(4,803)
Increase/(decrease) in trade payables and other current liabilities	30,172	(6,691)

Net cash (used in)/provided by operating activities	(4,879)	111

Investing Activities:
Purchases of property, plant and equipment	(3,579)	(4,862)
Proceeds from disposal of property, plant and equipment	1,220	225
Increase in other non-current assets	(852)	(1,881)
Acquisitions of subsidiaries and contingent earn-out payments	(2,857)	(622)
Other	(795)	—

Net cash used in investing activities	(6,863)	(7,140)

Financing Activities:
Decrease in bank lines of credit	(2,769)	(5,716)
Decrease in short-term borrowings	(175)	(6,417)
Long-term borrowings — advanced	—	3
Long-term borrowings — repaid	(15)	(97)
Repayments of capital lease obligations	(863)	(748)
Decrease in minority interests	(144)	—
Net proceeds from issuance of ordinary shares	722	295

Net cash used in financing activities	(3,244)	(12,680)

Net decrease in cash and cash equivalents	(14,986)	(19,709)
Cash and cash equivalents at beginning of period	156,687	168,125
Effect of foreign exchange rate changes	(837)	(1,058)

Cash and cash equivalents at end of period	$140,864	$147,358

Exhibit 99.1	Earnings News Release Dated June 7, 2004

UTi Worldwide Inc.
Segment Reporting
 (in thousands)

	Three months ended April 30, 2004
			(Unaudited)
	Europe	Americas	Asia Pacific	Africa	Corporate	Total
Gross revenue from external customers	$134,694	$127,671	$144,728	$82,535	$—	$489,628

Net revenue	$39,697	$68,703	$23,517	$38,072	$—	$169,989
Staff costs	21,844	41,392	10,146	16,858	1,692	91,932
Depreciation and amortization	1,170	806	590	973	361	3,900
Amortization of intangible assets	—	148	—	33	—	181
Other operating expenses	10,711	21,496	6,226	15,040	1,818	55,291

Operating income/(loss)	$5,972	$4,861	$6,555	$5,168	$(3,871)	18,685

Interest income, net						173
Gains on foreign exchange						100

Pretax income						18,958
Provision for income taxes						(5,545)

Income before minority interests						$13,413

	Three months ended April 30, 2003
			(Unaudited)
	Europe	Americas	Asia Pacific	Africa	Corporate	Total
Gross revenue from external customers	$98,933	$103,114	$83,833	$40,908	$—	$326,788

Net revenue	$27,484	$57,299	$19,111	$27,525	$—	$131,419
Staff costs	16,251	33,170	8,163	11,590	1,246	70,420
Depreciation and amortization	1,041	980	512	662	273	3,468
Amortization of intangible assets	—	148	—	—	—	148
Other operating expenses	8,517	19,594	4,907	12,204	1,068	46,290

Operating income/(loss)	$1,675	$3,407	$5,529	$3,069	$(2,587)	11,093

Interest income, net						136
Losses on foreign exchange						(129)

Pretax income						11,100
Provision for income taxes						(2,684)

Income before minority interests						$8,416

Exhibit 99.1	Earnings News Release Dated June 7, 2004

UTi Worldwide Inc.
Supplemental Financial Information
 (in thousands)

	Three months ended
	April 30,
	2004	2003
	(Unaudited)
Forwarding, Customs Brokerage & Other:
Gross revenue from external customers	$399,261	$259,046

Net revenue	$99,844	$78,867
Staff costs	52,569	42,469
Depreciation and amortization	2,513	2,311
Other operating expenses	28,032	23,396

Operating income	$16,730	$10,691

Contract Logistics, Distribution & Other:
Gross revenue from external customers	$90,367	$67,742

Net revenue	$70,145	$52,552
Staff costs	37,671	26,705
Depreciation and amortization	1,026	884
Amortization of intangible assets	181	148
Other operating expenses	25,441	21,826

Operating income	$5,826	$2,989